PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Six Months Ended		For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,		June 30,		June 30,
PRODUCTS	2006	2005	2006	2005	2006	2005	2006	2005
COMMERCIAL LINES	$84,375	$83,238	$195,172	$172,924	$65,497	$49,426	$128,173	$104,561
SPECIALTY LINES	21,376	23,878	48,195	49,741	17,702	10,458	32,156	22,667
PERSONAL LINES	3,005	8,686	9,053	19,608	4,732	8,306	9,923	16,129

TOTAL	$108,755	$115,802	$252,420	$242,273	$87,931	$68,190	$170,252	$143,357

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0	0	0	0	0	(31,804)	(64,283)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$108,755	$115,802	$252,420	$242,273	$87,931	$68,190	$138,448	$79,074

Net Loss & Lae Reserves @ June 30, 2006		$1,054,968

Taxable Equivalent Yield @ June 30, 2006		5.1%

Portfolio Duration @ June 30, 2006		4.1

Book Value Per Common Share @ June 30, 2006		$13.42

Shares Repurchased During the Three Months Ended June 30, 2006		0

(1)	During February 2006 and 2005, the Company entered into Reinsurance Commutation and Release Agreements effective as of January 1, 2006 and 2005 with respect to the 2004 and 2003 Whole Account Net Quota Share Reinsurance contracts. As a result of these commutations, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million and $64.3 million for the six months ended June 30, 2006 and 2005, respectively.